Exhibit 3.12

CERTIFICATE OF CORRECTION
OF
BIOELECTRONICS CORPORATION

BioElectronics Corporation, a Maryland corporation having its principal office at 4539 Metropolitan Court, Frederick, Maryland 21704 (the "Corporation"), hereby certifies that:

FIRST: This Certificate of Correction corrects Articles of Amendment (the "Articles of Amendment").

SECOND: The name of the single party to the Articles of Amendment is BioElectronics, Inc.

THIRD: The Articles of Amendment were filed for record with the State Department of Assessments and Taxation of Maryland ("SDAT") on April 26, 2004.

FOURTH: A portion of Article 3 of the Articles of Amendment was contrary to the intent of the Board of Directors and stockholders of the Corporation, as expressed in the resolutions of same, and, furthermore, was unnecessary in light of Articles of Amendment filed on April 6, 2006, as corrected by a Certificate of Correction. Accordingly, such provision was inserted in error. Article 3, as previously filed, states:

"Explanatory Note.

The corporation has filed these Articles of Amendment (the "Interim Amendment") for the purposes of amending its original Articles of Incorporation filed with the Department of Assessments and Taxation on April 10, 2000 (the "Original Articles"). The Interim Amendment was approved by the directors and stockholders of the corporation on February 27, 2001. Notwithstanding the current filing date of the Interim Amendment, the corporation deems the Interim Amendment to have been filed and effective as of February 27, 2001. On April 6, 2004, the corporation filed Articles of Amendment (the "Latest Amendment") with the Department of Assessments and Taxation for the purposes of amending the Original Articles, as amended by the Interim Amendment. For all purposes, the Latest Amendment shall be deemed to be the most recent Articles of Amendment filed by the corporation.

A.     Article SIXTH is amended as follows: the total number of shares of Common Stock, $1.00 par value per share, which the Corporation shall have authority to issue is increased from 1,000 shares to 50,000 shares.

B.     Article TWELVETH, which provides that (among other things) the Corporation shall exist as a "Close Corporation", is deleted in its entirety."

FIFTH: Article 3 of the Articles of Amendment is hereby corrected to state:

"Article TWELFTH, which provides that (among other things) the Corporation shall exist as a 'Close Corporation', is deleted in its entirety."

SIXTH: This Certificate of Correction does not:

(a) alter the wording of any resolution which was adopted by the Board of Directors or the stockholders of a party to the Articles; or

(b) make any other change or amendment which would not have complied in all respects with the requirements of the Maryland General Corporation Law at the time the Articles were filed; or

(c) change the effective date of the Articles of Amendment; or

(d) affect any right or liability accrued or incurred before its filing, except that any right or liability accrued or incurred by reason of the error or defect being corrected shall be extinguished by this filing if the person having the right has not detrimentally relied on the original document.

IN WITNESS WHEREOF, BioElectronics Corporation has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its President and witnessed and attested by its Secretary on this 16th of November, 2006, and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	BIOELECTRONICS CORPORATION

/s/ Lawrence H. Rosen	/s/ Andrew J. Whelan (SEAL)
Lawrence H. Rosen, Secretary	Andrew J. Whelan, President